Exhibit 21.1
SUBSIDIARIES OF PIPER SANDLER COMPANIES
(as of December 31, 2025)

Name*	State or Jurisdiction of Entity
Piper Sandler & Co.	Delaware
Piper Sandler Foundation	Minnesota
Piper Sandler European Holdings Co.	Delaware
Piper Sandler Ltd.	United Kingdom
Parallel General Partner Limited	Guernsey
Aviditi Capital Advisors UK Ltd.	United Kingdom
Piper Sandler Europe SAS	France
Piper Sandler Schweiz GmbH	Switzerland
Aviditi Capital Advisors Europe GmbH	Germany
Piper Sandler Financial Products II Inc.	Delaware
Piper Jaffray Funding LLC	Delaware
Piper Jaffray Lending LLC	Delaware
Piper Jaffray Private Capital Inc.	Delaware
PJC Capital LLC	Delaware
Piper Sandler Investment Group Inc.	Delaware
PSC Capital Partners LLC	Delaware
Piper Heartland Healthcare Capital, LLC	Delaware
Piper Heartland Healthcare Capital Management LLC	Delaware
Piper Heartland Healthcare Crossover Fund I, L.P.	Delaware
Piper Heartland Healthcare Capital Management II LLC	Delaware
Piper Heartland Healthcare Crossover Fund II, L.P.	Delaware
PSC Capital Management LLC	Delaware
Piper Sandler Merchant Banking Fund I, L.P.	Delaware
PJC Merchant Banking Partners III, LLC	Delaware
PJC Merchant Banking Partners IV, LLC	Delaware
PSC Capital Management II LLC	Delaware
Piper Sandler Merchant Banking Fund II, L.P.	Delaware
PSC Capital Management III LLC	Delaware
Piper Sandler Merchant Banking Fund III Employee, L.P.	Delaware
Piper Sandler Merchant Banking Fund III, L.P.	Delaware
Piper Sandler Finance LLC	Delaware
Piper Sandler Finance I, LLC	Delaware
Piper Sandler Finance II, LLC	Delaware
Piper Sandler Real Estate Services, LLC	Delaware
Piper Sandler Hong Kong Limited	Hong Kong
Piper Sandler Loan Strategies, LLC	Delaware
SOMF, LLC	Delaware
Piper Sandler Hedging Services, LLC	Delaware
PSC Aviditi Capital Advisors, LLC	Texas
* Indentation indicates the principal parent of each subsidiary.